EXHIBIT 99.1

Contact:

Matt Selinger, Partner

Genesis Select Corporation

(303) 415-0200

PCM REPORTS FIRST QUARTER 2013 RESULTS

First Quarter Highlights (2013 compared to 2012):

•                  Q1 net sales increased $2.5 million, or 1% to a first quarter record $337.2 million

•                  Q1 gross profit increased $0.2 million to a first quarter record $47.0 million

•                  Q1 EBITDA increased 78% to $5.8 million, and was $6.1 million excluding severance and restructuring related costs

•                  Q1 operating profit increased $2.8 million to $2.9 million

•                 Diluted earnings per share (EPS) was $0.11; adjusted EPS was $0.13 excluding severance and restructuring related costs

•                  We repurchased 218,144 shares of our common stock in Q1 2013 at an average price of $7.13

•                  We completed an amendment to our credit facility, increasing our maximum line of credit by $30 million to $190 million

El Segundo, California — May 9, 2013 — PCM, Inc. (NASDAQ: PCMI) (formerly NASDAQ: MALL), a leading technology solutions provider, today reported financial results for the first quarter of 2013. Consolidated net sales for Q1 2013 were $337.2 million, an increase of $2.5 million from $334.7 million in Q1 2012. Consolidated gross profit for Q1 2013 increased $0.2 million to $47.0 million from $46.8 million in Q1 2012. Consolidated gross profit margin decreased slightly to 13.9% in Q1 2013 from 14.0% in Q1 2012. EBITDA (as defined below), which includes $0.2 million and $0.6 million of severance and restructuring related costs for Q1 2013 and Q1 2012, respectively, increased $2.5 million to $5.8 million from $3.3 million in Q1 2012. Consolidated operating profit for Q1 2013, which includes $0.5 million and $0.8 million of severance and restructuring related costs in Q1 2013 and Q1 2012, respectively, increased $2.8 million to $2.9 million compared to $0.1 million for Q1 2012. Consolidated net income, which includes $0.3 million and $0.5 million of severance and restructuring related costs, net of tax, in Q1 2013 and Q1 2012, respectively, increased $1.7 million to $1.2 million in Q1 2013 compared to consolidated net loss of $0.5 million for Q1 2012. Diluted EPS for Q1 2013 was $0.11 compared to diluted loss per share of $0.04 for Q1 2012. Excluding severance and restructuring related costs, adjusted EPS was $0.13 in Q1 2013 compared to diluted EPS of $0.00 for Q1 2012. As we stated in the fourth quarter, we revised our accounting for revenue recognition of certain software maintenance and subscription transactions that were previously recorded on a gross basis, to record such transactions on a net sales basis with no corresponding cost of goods sold. We have revised revenues and cost of sales in all reported prior periods to reflect this immaterial change, which had no impact on our consolidated gross profit, operating profit or earnings per share.

Commenting on the Company’s first quarter results, Frank Khulusi, Chairman, President and CEO of PCM, Inc. said, “While we are never satisfied, I am very happy with our results in Q1 in what was a challenging IT demand environment. We were able to significantly grow our operating margin, which is a credit to our continued focus on sales of solutions in our commercial segment and on companywide cost management. We were able to grow our EBITDA by 78% year-over-year.  In addition, this was the first quarter we operated under the PCM name with the related changes to our operations and brand strategy, which we continue to expect will provide us opportunities for growth and operating efficiencies. During the quarter we generated $0.13 per share in EPS, excluding severance and restructuring related expenses, and we also entered into a new credit facility that provides us additional capital for growth. I am very proud of our team, who continue to execute well as we focus on long term strategies and short term results for PCM and its constituents.”

As a result of our recently effected rebranding and reorganization, in January 2013, we began operating under three operating segments - Commercial, Public Sector and MacMall. Our segments are primarily aligned based upon their respective customer base. We include corporate related expenses such as legal, accounting, information technology, product management and other administrative costs that are not otherwise included in our operating segments in Corporate & Other. All historical financial information reported herein is on the basis of these three operating segments.

Our Commercial segment sells complex products, services and solutions to commercial businesses in the United States. Our Public Sector segment consists of sales made primarily to federal, state and local governments, as well as educational institutions. Our MacMall segment consists of sales primarily made under our MacMall and OnSale brand names to consumers, small businesses and creative professionals.

Reclassifications

We have revised the December 31, 2012 balance sheet to reduce accounts receivable and deferred revenue by $12.2 million to correct for an immaterial error resulting from the timing of the recognition of the related amounts. We had previously recognized deferred revenue when the related amounts had been billed rather than when the cash had been received in advance of product delivery. Also, we have revised the cash flow statement for the three months ended March 31, 2012 to reflect the reclassification related to the accounts receivable and deferred revenues as discussed above.

Results of Operations

Net Sales

The following table presents our net sales by segment for the periods presented (in thousands):

	Three Months Ended March 31,
	2013		2012
	Net Sales	Percentage of Total Net Sales	Net Sales	Percentage of Total Net Sales	Dollar Change	Percent Change
Commercial	$251,368	75%	$248,707	74%	$2,661	1%
Public Sector	31,026	9	30,762	9	264	1
MacMall	54,840	16	55,229	17	(389)	(1)
Corporate & Other	(65)	—	(1)	—	(64)	NMF (1)
Consolidated	$337,169	100.0%	$334,697	100.0%	$2,472	1%

(1)  Not meaningful.

Consolidated net sales were $337.2 million in Q1 2013 compared to $334.7 million in Q1 2012, an increase of $2.5 million, or 1%.  Consolidated sales of services were $29.5 million in Q1 2013 compared to $28.7 million in Q1 2012, an increase of $0.8 million, or 3%, and represented 9% of net sales in each of Q1 2013 and Q1 2012.

Commercial segment net sales were $251.4 million in Q1 2013 compared to $248.7 million in Q1 2012, an increase of $2.7 million, or 1%, in a challenging demand environment. Sales of services in the Commercial segment increased by $0.8 million, or 3%, to $28.3 million in Q1 2013 from $27.5 million in Q1 2012, and represented 11% of Commercial segment net sales in each of Q1 2013 and Q1 2012.

Public Sector net sales were $31.0 million in Q1 2013 compared to $30.8 million in Q1 2012, an increase of $0.2 million, or 1%. This increase was primarily due to a $5.7 million, or 39%, increase in our federal government business, partially offset by a $4.9 million, or 32%, decrease in our state and local government and educational institutions (SLED) business. The increase in our federal government business was primarily due to sales made under our new contract with the Federal Bureau of Investigation (FBI) that was awarded in the fourth quarter of 2012. The decrease in our SLED business was due in part to a higher mix of software maintenance products that are reported on a net basis.

MacMall net sales were $54.8 million in Q1 2013 compared to $55.2 million in Q1 2012, a decrease of $0.4 million, or 1%. This decrease in MacMall net sales was primarily due to a lack of new product releases during Q1 2013 compared to Q1 2012.

Gross Profit and Gross Profit Margin

Consolidated gross profit was $47.0 million in Q1 2013, an increase of $0.2 million, or 39 basis points, from $46.8 million in Q1 2012. Consolidated gross profit margin was 13.9% in Q1 2013 compared to 14.0% in Q1 2012. While we faced a competitive environment, we were able to maintain our gross margins in part due to our focus on sales of higher margin solutions, offset by lower margin sales to the FBI.

Selling, General & Administrative Expenses

Consolidated SG&A expenses decreased by $2.5 million, or 6%, to $44.1 million in Q1 2013 from $46.6 million in Q1 2012 primarily due to a $2.2 million decrease in net personnel costs. Consolidated SG&A expenses as a percentage of net sales decreased to 13.1% in Q1 2013 from 13.9% in Q1 2012.

Operating Profit

The following table presents our operating profit and operating profit margin, by segment, for the periods presented (in thousands):

	Three Months Ended March 31,								Change in
	2013			2012					Operating
		Operating			Operating		Change in		Profit
	Operating	Profit		Operating	Profit		Operating Profit		Margin
	Profit	Margin(1)		Profit	Margin(1)		$	%	%
Commercial	$14,767	5.9%		$13,570	5.5%		$1,197	9%	0.4%
Public Sector	124	0.4		36	0.1		88	244	0.3
MacMall	426	0.8		320	0.6		106	33	0.2
Corporate & Other	(12,439)	(3.7	)(1)	(13,797)	(4.1	)(1)	1,358	(10)	0.4 (1)
Consolidated	$2,878	0.9%		$129	NMF	(2)	$2,749	2,131%	0.9%

(1)        Operating profit margin for Corporate and Other is computed based on consolidated net sales. Operating profit margin for each of the other segments is computed based on the respective segment’s net sales.

(2)        Not meaningful.

Consolidated operating profit was $2.9 million in Q1 2013 compared to $0.1 million in Q1 2012, an increase of $2.8 million.

Commercial operating profit was $14.8 million in Q1 2013 compared to $13.6 million in Q1 2012, an increase of $1.2 million, or 9% primarily due to increased net sales discussed above and a $1.3 million increase in Commercial gross profit.

Public Sector operating profit was $0.1 million in Q1 2013 compared to $36,000 in Q1 2012, an increase of $0.1 million, or 244%, primarily due to a decrease in total personnel costs of $0.8 million and other improvements in SG&A expenses, partially offset by a $0.9 million decrease in gross profit. The decrease in gross profit was primarily due to a shift in sales mix primarily resulting from the FBI contract sales discussed earlier, which are made at lower gross margins.

MacMall operating profit was $0.4 million in Q1 2013 compared to $0.3 million in Q1 2012, an increase of $0.1 million primarily due to a $0.4 million decrease in SG&A expenses, which included a reduction in personnel costs, but partially offset by an increase in advertising expenses. The benefit from the decrease in MacMall SG&A expenses was partially offset by a $0.3 million reduction in MacMall gross profit.

Corporate & Other operating expenses includes corporate related expenses such as legal, accounting, information technology, product management and certain professional and pre-sales support services and other administrative costs that are not otherwise included in our reportable operating segments. Corporate & Other operating expenses was $12.4 million in Q1 2013 compared to $13.8 million in Q1 2012, a decrease of $1.4 million, or 10%, primarily due to a $0.5 million decrease in personnel costs and decreases in other general operating expenses.

Consolidated Balance Sheet

Accounts receivable at March 31, 2013 was $187.2 million, a decrease of $2.9 million from December 31, 2012. Inventory at March 31, 2013 was $70.3 million, an increase of $1.3 million from December 31, 2012. Accounts payable at March 31, 2013 was $117.5 million, an increase of $14.5 million from December 31, 2012. Capital expenditures during Q1 2013 were $2.2 million compared to capital expenditures of $2.5 million during Q1 2012. Outstanding borrowings under our line of credit decreased by $12.1 million to $75.6 million at March 31, 2013 compared to December 31, 2012.

Account Executive Headcount

The following table presents our average account executive headcount, by segment, for the periods presented:

Average Account Executive	Three Months Ended March 31,
Headcount By Segment(1):	2013	2012
Commercial	479	464
Public Sector	110	134
MacMall	138	153
Total	727	751

(1)    Headcount numbers are calculated based on an average of all sales executives and trainees employed during the period.

Product Sales Mix

The following table sets forth our net billed sales by major categories as a percentage of total net billed sales for the periods presented, determined based upon our internal product code classifications.

	Three Months Ended March 31,		Y/Y Sales
Product Sales Mix:	2013	2012	Growth
Notebooks	17%	18%	—%
Software (1)	14	14	3
Desktops	11	11	12
Networking	9	6	46
Delivered services	9	9	3
Tablets	6	5	27
Displays	5	6	1
Storage	5	5	(8)
Manufacturer service and warranty	4	4	2
Accessories	3	4	(19)
Servers	3	3	(8)
Input devices	2	3	(26)
Other (2)	12	12	10
Total	100%	100%

(1)  Software includes gross sales billed to customers including software licenses, maintenance and enterprise agreements at their full billed value.

(2)  All other includes power, printers, supplies, consumer electronics, memory, iPod/MP3 and miscellaneous other items.

Non-GAAP Measure

We are presenting earnings before interest, taxes, depreciation and amortization expenses (EBITDA) and non-GAAP EPS (adjusted EPS), which are financial measures that are not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP. Adjusted EPS removes the effect of restructuring expenses related to our rebranding initiative. EBITDA and adjusted EPS should be used in conjunction with other GAAP financial measures and are not presented as an alternative measure of operating results, as determined in accordance with GAAP. We believe that these non-GAAP financial measures allow a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. Depreciation and amortization expenses primarily represent an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. A reconciliation of the non-GAAP consolidated financial measures is included in a table below.

Conference Call

Management will hold a conference call, which will be webcast, on May 9, 2013 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss fourth quarter results. To listen to PCM management’s discussion of its fourth quarter results live, access www.investor.pcm.com.

The archived webcast can be accessed at www.investor.pcm.com under “Events & Presentations.” A replay of the conference call by phone will be available from 6:30 p.m. ET on May 9, 2013 until May 16, 2013 and can be accessed by calling: (888) 286-8010 and inputting pass code 55430862.

About PCM, Inc.

PCM, Inc., through its wholly-owned subsidiaries, is a leading technology solutions provider to small and medium sized businesses, mid-market and enterprise customers, government and educational institutions and individual consumers. In the 12 months ended December 31, 2012, we generated approximately $1.4 billion in revenue and now have approximately 2,900 employees, over 68% of which are in sales or service positions. For more information please visit investor.pcm.com or call (310) 354-5600.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including but not limited to, statements related to strategic developments such as statements related to our reorganization, brand strategy and related potential benefits, our focus on sales of solutions in our commercial segment, our companywide cost management, benefits of our new credit facility or other statements or expectations or goals for sales growth, gross profit, operating leverage or EBITDA. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation risks and uncertainties related to the following: our IT infrastructure; the relationship between the number of our account executives and productivity; our ability to attract and retain key employees; our ability to receive expected returns on strategic investments including without limit investments in our brands and new go to market strategy and expanded business models, including without limit, our services and consultative selling capabilities and new planned data center; decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of or a reduction in purchases from significant customers; availability of key vendor incentives and other vendor assistance; possible discontinuance of IT licenses used to operate our business which are provided by vendors; increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the effect of the our pricing strategy on our operating results; our ability to identify suitable acquisition targets, to complete acquisitions of identified targets (including the challenges and costs of closing the transaction), and our ability to integrate companies we may acquire and our ability to achieve synergies expected from such acquisitions; the impact of acquisitions on relationships with key customers and vendors; potential decreases in sales related to changes in our vendors products; the potential lack of availability of government funding applicable to our PCMG contracts; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; business and other conditions in the Asia Pacific region and the related effects on our Philippines operations; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses, and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; shifts in market demand or price erosion of owned inventory; risks related to foreign currency fluctuations; warranties and indemnities we may be required to provide to third parties through our commercial contracts; data security; litigation by or against us; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading “Risk Factors” in Item 1A, Part I of our Form 10-K for the period ended December 31, 2012, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

-Financial Tables Follow-

PCM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2013	2012
Net sales	$337,169	$334,697
Cost of goods sold	290,215	287,925
Gross profit	46,954	46,772
Selling, general and administrative expenses	44,076	46,643
Operating profit	2,878	129
Interest expense, net	772	931
Income (loss) before income taxes	2,106	(802)
Income tax expense (benefit)	870	(332)
Net income (loss)	$1,236	$(470)

Basic and Diluted Earnings (Loss) Per Common Share
Basic	$0.11	$(0.04)
Diluted	0.11	(0.04)

Weighted average number of common shares outstanding:
Basic	11,479	12,001
Diluted	11,698	12,001

PCM, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

CONSOLIDATED OPERATING PROFIT AND DILUTED EPS

(unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2013	2012

EBITDA(a):
Consolidated operating profit	$2,878	$129
Add: Consolidated depreciation expense	2,441	2,404
Consolidated amortization expense	524	746
EBITDA	$5,843	$3,279

Net income:
Consolidated income (loss) before income taxes	$2,106	$(802)
Less: Income tax (expense) benefit	(870)	332
Consolidated net income (loss)	$1,236	$(470)

Consolidated income (loss) before income taxes	$2,106	$(802)
Add: Severance & restructuring related costs (b)	459	755
Adjusted income before income taxes	2,565	(47)
Less: Adjusted income tax (expense) benefit	(1,060)	19
Non-GAAP net income (loss)	$1,505	$(28)

Diluted earnings (loss) per share:
GAAP diluted EPS	$0.11	$(0.04)
Non-GAAP diluted EPS	0.13	(0.00)
Diluted weighted average number of common shares outstanding	11,698	12,001

(a)         EBITDA — earnings before interest, taxes, depreciation and amortization.

(b)         Relates to severance and restructuring related costs in connection with our 2012 rebranding and cost savings initiatives.

PCM, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	March 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$5,923	$6,535
Accounts receivable, net of allowances of $1,379 and $1,459	187,151	190,079
Inventories	70,251	68,942
Prepaid expenses and other current assets	11,316	14,028
Deferred income taxes	2,901	3,004
Total current assets	277,542	282,588
Property and equipment, net	48,121	48,180
Deferred income taxes	419	380
Goodwill	25,510	25,510
Intangible assets, net	6,574	7,098
Other assets	7,344	1,979
Total assets	$365,510	$365,735

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$117,506	$102,972
Accrued expenses and other current liabilities	27,105	30,371
Deferred revenue	3,892	5,411
Line of credit	75,555	87,630
Notes payable — current	1,022	812
Total current liabilities	225,080	227,196
Notes payable and other long-term liabilities	18,097	16,750
Deferred income taxes	5,677	5,678
Total liabilities	248,854	249,624
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 14,715,238 and 14,560,801 shares issued; and 11,461,752 and 11,525,459 shares outstanding, respectively	15	14
Additional paid-in capital	113,051	111,952
Treasury stock, at cost: 3,253,486 and 3,035,342 shares, respectively	(15,246)	(13,688)
Accumulated other comprehensive income	2,278	2,511
Retained earnings	16,558	15,322
Total stockholders’ equity	116,656	116,111
Total liabilities and stockholders’ equity	$365,510	$365,735

PCM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Three Months ended March 31,
	2013	2012
Cash Flows From Operating Activities
Net income (loss)	$1,236	$(470)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,965	3,150
Provision for deferred income taxes	830	32
Excess tax benefit related to stock option exercises	(27)	(39)
Non-cash stock-based compensation	366	571
Change in operating assets and liabilities:
Accounts receivable	2,143	15,031
Inventories	(1,309)	19,327
Prepaid expenses and other current assets	2,533	(1,531)
Other assets	(4,748)	30
Accounts payable	13,152	(7,100)
Accrued expenses and other current liabilities	(3,516)	(5,307)
Deferred revenue	(1,519)	(578)
Total adjustments	10,870	23,586
Net cash provided by operating activities	12,106	23,116
Cash Flows From Investing Activities
Purchases of property and equipment	(2,200)	(2,456)
Net cash used in investing activities	(2,200)	(2,456)
Cash Flows From Financing Activities
Net payments borrowings under line of credit	(12,075)	(27,621)
Payments for deferred financing costs	(480)	—
Capital lease proceeds	62	4,377
Borrowings under notes payable	2,393	2,859
Payments under notes payable	(203)	(259)
Change in book overdraft	1,198	(567)
Payments of obligations under capital lease	(680)	(438)
Proceeds from stock issued under stock option plans	734	80
Excess tax benefit related to stock option exercises	27	39
Common shares repurchased and held in treasury	(1,558)	—
Net cash used in financing activities	(10,582)	(21,530)
Effect of foreign currency on cash flow	64	(1)
Net change in cash and cash equivalents	(612)	(871)
Cash and cash equivalents at beginning of the period	6,535	9,484
Cash and cash equivalents at end of the period	$5,923	$8,613
Supplemental Cash Flow Information
Interest paid	$855	$809
Income taxes paid	296	406
Supplemental Non-Cash Investing and Financing Activities
Purchase of property and equipment	$184	$409
Deferred financing costs	253	—